EXHIBIT 10.2

2010 Annual Incentive Plan

Highlights Brochure

Table of Contents

THE 2010 AMERICAN WATER ANNUAL INCENTIVE PLAN	1

Your Performance — Your Award	1

Eligibility	2

DETERMINING AIP AWARDS	4

Step 1: Establish initial award pool based on overall corporate performance	4

Step 2: Allocate overall corporate funding to organizational groups/ functional areas, and adjust specific organizational group/functional area funding to reflect results	6

Step 3: Determine individual AIP award based on (a) individual performance, and (b) available organizational group/functional area funding; awards are paid from available organizational group/functional area award pool	7

WHAT THE 2010 AIP MEANS FOR YOU	8

Performance Ratings	8

Award Payout Examples	9

Receiving Your AIP Award	11

FREQUENTLY ASKED QUESTIONS	12

American Water	1

THE 2010 AMERICAN WATER ANNUAL INCENTIVE PLAN

Your Performance — Your Award

At American Water, your performance counts. We rely on our employees’ knowledge and skills to help the Company achieve its business objectives.

The American Water 2010 Annual Incentive Plan (AIP) is designed to give eligible exempt employees an annual opportunity to earn a cash award that recognizes and rewards their contributions to the Company’s success. We continue to make adjustments to the AIP design to reinforce the link between Company and individual performance and award payouts. This means that Company and individual performance are both taken into account to determine cash awards under the plan. Keeping up our momentum in 2010:

•

We are continuing the funding approach that was used in 2009, which directly ties the amount of available cash for AIP payouts to Company performance against specific metrics. AIP funding for all eligible, exempt employees will depend on the Company’s achieving its financial and non-financial goals.

•

Your individual performance continues to play a large role in determining the amount of your payout. Employees who exceed their performance targets could receive higher payouts. Conversely, employees who under-perform and do not meet their performance targets could receive lower payouts or no payout at all. In short, your performance directly impacts the amount of your award.

The 2010 AIP is designed to challenge and motivate you to perform at your highest level, and promote the creation of value to the customer and shareholder. Read this brochure to learn about how the 2010 plan works and what it means for you.

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The 2010 AIP

Elements of the Program

•  AIP award pool funding is based on overall corporate performance against specific financial and non-financial goals (represented by the Corporate Multiplier), then allocated across organizational groups/functional areas—at senior management’s discretion—depending on organizational group/functional area results.

•  AIP funding for all eligible exempt employees depends on the Company achieving its financial as well as non-financial goals.

•  A pre-determined financial threshold for Company performance must be met in order for funding and any award to be provided under the AIP.

•  Individual award payouts will be based on individual performance against specific goals (represented by the Individual Performance Factor) and paid from available organizational group/functional area funding.

•  For 2010, the Individual Performance Factor range is 0%-150%. Individual payouts will be capped at 150% of AIP target award.

•  Award opportunity (Target Award) is expressed as a percentage of base salary. (See Attachment B).

•  Actual payout may be lower or higher than target depending on Company and individual performance against specific goals.

•  Individual performance is assessed by your manager and measured against your pre-determined performance goals.

•  Your AIP will be distributed as a cash award in March.

•  You must be actively employed with American Water on the date awards are made to receive your 2010 AIP payout.

•  If you are disabled, retire, or die, you or your beneficiary may be eligible to receive an award prorated to reflect your service during the plan year.

•  If actual Company performance differs from forecasted Company performance, the American Water Board or its Designee has the right to adjust the award determination(s) and/or award payouts(s) prior to final approval.

Eligibility

•	You are eligible for an AIP award opportunity if you are a regular, full-time exempt employee of American Water.

•	Regular, full-time exempt employees who join American Water on or before September 30, 2010 are also eligible to participate in the AIP on a prorated basis.

•	Employees transferred from nonexempt to exempt status on or after September 30th are not eligible in the current plan year.

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You must be an active employee with American Water on the date the payout is made in order to receive the award. In certain circumstances, such as disability, retirement or death, an award may be made — prorated to reflect your service during the plan year.

•

If you are promoted during the plan year to a position with a higher AIP target level, or if you are reclassified/transferred to a position with a lower AIP target level, your award payout will be based on your new target level as of December 13, 2010.

•	If you transfer from exempt status to nonexempt status during the current plan year or your job was reclassified to nonexempt status, you are not eligible for a 2010 AIP award.

•	If your performance rating is “Unacceptable” or “Too Soon to Rate,” you will not receive a payout.

Why Is the Plan Based on Individual Performance?

Since the value (as reflected in our share price and our return to shareholders) and success of our business depend on the achievement of annual Company and individual performance goals, American Water recognizes the need to differentiate and reward the performance of employees who enable us to reach these goals. The 2010 AIP is designed to ensure that award payouts are directly tied to measurable contributions — both Company and individual — to American Water’s success.

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DETERMINING AIP AWARDS

AIP award payouts depend on individual performance; they also depend on overall corporate performance and organizational group/functional area results (which determine award pool funding).

AIP awards will be determined according to the following three-step process:

Step 1:	Establish initial award pool based on overall corporate performance

Step 2:	Allocate overall corporate funding to organizational groups/functional areas, and adjust specific organizational group/functional area funding to reflect results

Step 3:	Determine AIP award based on individual performance; awards are paid from available organizational group/functional area funding

Step 1: Establish initial award pool based on overall corporate performance

Each year, American Water establishes funding for the AIP award pool. In 2010, the funding will be directly tied to Company performance and represented by the Corporate Multiplier. The Corporate Multiplier can range from 0% to 150% depending on how well the Company performed against the financial and non-financial goals described below. Note that a predetermined threshold for Company performance - 2010 Diluted Earnings Per Share (EPS) must be at least 85% of target - must be met in order for funding and any award to be provided under the AIP for Operating Cash Flow (20%) and Non-Financial Performance Factors (30%). 2010 Diluted Earnings Per Share (EPS) must be at least 90% of target for any EPS funding (50%) and award to be provided under the AIP.

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•	Financial Metrics (Weighted 70%) (See Attachment A)

•	Diluted Earnings Per Share (50%) is a widely tracked measure of financial performance/profitability, and is calculated as follows:

Net Income to Common Stockholders

÷

Average Outstanding Shares (including dilutive securities such as stock options)

=

Diluted Earnings per Share

•	Operating Cash Flow (GAAP) (20%) reflects the amount of cash generated from our operations and is used as an additional measure of profitability. Operating cash flow is calculated as follows:

Net Income

+

Depreciation and Amortization

-

Deferred Expenses

+/-

Changes in Payables and Receivables

=

Operating Cash Flow

•	Non-Financial Metrics (Weighted 30%)*

•	Environmental Compliance Notices of Violation (NOVs) (7.5%)

•	Safety Performance (7.5%)

•	Customer Satisfaction Survey (7.5%)

•	Customer Service Quality Survey (7.5%)

*	These outcomes are based on a combination of surveys, end-of-year results, data and other annual reports (see Attachment A at the back of this brochure).

Please note that AIP funding for all employees will depend on how well the Company achieves its financial goals as well as non-financial goals. A predetermined financial threshold for Company performance must be met in order for funding and any award to be provided under the AIP.

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The financial and non-financial metrics are added together to determine the Corporate Multiplier. So, even if certain metrics are not achieved, the funding may be reduced, but not eliminated altogether. However, if the Company’s financial performance does not meet the threshold, the Corporate Multiplier will be reduced to zero, which would eliminate your award payout (as indicated in the examples on page 10). The Corporate Multiplier (and thus funding for payouts) may be adjusted to take into account “uncontrollable events” including — but not limited to — severe weather conditions that significantly impact financial results (i.e., hurricanes), impairment charges, dissolution or acquisition of businesses or costs related to public offerings.

Step 2: Allocate overall corporate funding to organizational groups/ functional areas, and adjust specific organizational group/functional area funding to reflect results

Once the overall corporate funding is determined as described under Step 1, senior management will allocate the Corporate funding to American Water’s organizational groups and functional areas. The funding for each organizational group/functional area may be increased or decreased, at senior management’s discretion, to reflect specific organizational group/functional area results.

Corporate funding is allocated to organizational groups/ functional areas; then organizational group/functional area funding is adjusted, at senior management’s discretion, based on results

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Step 3: Determine individual AIP award based on (a) individual performance, and (b) available organizational group/functional area funding; awards are paid from available organizational group/functional area award pool

Your AIP target award (i.e., your award opportunity) is based on your job with the Company and is expressed as a percentage of your base salary. Your actual award payout may be higher or lower than target depending on whether individual and Company performance goals have been met, and your organizational group’s/functional area’s results. Contact your manager for information on your individual AIP Target Award.

Your individual performance factor is based on (a) your performance against specific targets, and

(b) the amount of organizational group/functional area funding available

The sum of individual awards for a specific organizational group/functional area must not exceed the funding allocated to that organizational group/functional area

The Individual Performance Factor represents how well you achieve your annual individual performance goals. Your Individual Performance Factor (IPF) can range from 0% to 150%, depending on your performance for the plan year and the amount of organizational group/functional area funding available. This performance factor will then be multiplied by your Target Award to determine your 2010 AIP award payout. Individual payouts will be capped at 150% of AIP target award.

Individual AIP awards are then paid from the available organizational group/functional area award funding, which may impact the original (IPF%) determination. The sum of all individual awards within a given organizational group/functional area must not exceed its allocated pool of dollars.

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WHAT THE 2010 AIP MEANS FOR YOU

Performance Ratings

Most people are motivated to do their best; therefore the better you perform, the greater your potential award will be under the Plan. It is your responsibility to maximize your award opportunity by achieving or exceeding your goals.

Each year, you and your manager identify four to six high priority and challenging performance targets, which represent where you can directly impact the Company’s success. These performance targets and their weightings should be specific, measurable and aligned with the Company’s performance targets. During your year-end performance review, you and your manager will discuss how well you performed against the established targets, and rate your performance using one of the following performance ratings:

2010 Performance Rating Scale

Rating	Description

Exceptional	Contributions are widely recognized as extraordinary. Results far exceed all defined expectations, producing important and substantial impact on the Company, Division, Operating Company, Line of Business or Function.

Significant	Contributions are widely recognized as distinguished. Results exceed all or most expectations, producing a tangible and material impact on the Company, Division, Operating Company, Line of Business or Function.

Commendable	Contributions are widely recognized as meaningful. Results meet, and in some cases exceed expectations, producing a positive and desirable impact on the Company, Division, Operating Company, Line of Business or Function.

Adequate	Contributions are widely recognized as limited. Results generally meet but in some cases fall slightly short of expectations, producing inconsistent and marginal impact on the Company, Division, Operating Company, Line of Business or Function.

Unacceptable	Contributions are widely recognized as unsatisfactory. Results fall considerably short of expectations, producing negligible or no impact on the Company, Division, Operating Company, Line of Business or Function.

Too Soon to Rate	Contributions cannot be measured at this time because more time is needed to see a result.

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Later, during the AIP process, your manager will use your rating to determine your Individual Performance Factor. Depending on how you performed during the year, you could potentially earn a higher payout than in previous years — or you could earn a lower payout or no payout at all (as the examples on the following page demonstrate). In other words, the AIP design gives you more power to impact the size of your award. It also means that you are more accountable for meeting your goals.

Award Payout Examples

Let’s calculate possible award payouts for a sample AIP participant, under four possible scenarios:

AIP Participant Assumptions

Salary Level	L07
Annual Base Salary	$90,000
Individual AIP Target	$13,500	(15% of Base Salary)
Total AIP Funding *	$20,000,000
Total AIP Funding for Organizational Group*	$2,000,000

*	The total is the sum of the target awards for the eligible employees.

	Performance
	Scenario 1	Scenario 2	Scenario 3	Scenario 4
•Company	Above Target	Target	Threshold	Below Threshold

— Financial	1.39	0.94	0.50	0.00
Performance Factor
— Non-Financial	0.77	1.12	0.50	0.00
Performance Factor

•Individual	Adequate	Exceptional	Significant	Commendable
— Individual	0.25	1.50	1.05	.90
Performance Factor

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	Scenario 1	Scenario 2	Scenario 3	Scenario 4
STEP 1: Establish corporate funding based on overall corporate performance

Total of AIP Targets (A)	$20,000,000	$20,000,000	$20,000,000	$20,000,000

Financial Performance Factor (i) (70% weight)	1.39 x 0.70 = 0.97	0.94 x 0.70 = 0.66	0.50 x 0.70 = 0.35	0.00 x 0.70 = 0.00

Non-Financial Performance Factor (ii) (30% weight)	0.77 x 0.30 = 0.23	1.12 x 0.30 = 0.34	0.50 x 0.30 = 0.15	0.00 x 0.30 = 0.00

i + ii = Corporate Multiplier (B)	1.20	1.00	0.50	0.00

A x B = Corporate Funding	$20,000,000 x 1.20 = $24,000,000	$20,000,000 x 1.00 = $20,000,000	$20,000,000 x 0.50 = $10,000,000	$20,000,000 x 0.00 = $0

STEP 2: Allocate overall corporate funding to organizational groups/functional areas; adjust specific organizational group/functional area funding to reflect results

Organizational Group Pool (C) (Allocated from corporate funding)	$2,400,000	$2,000,000	$1,000,000	$0

Organizational Group Adjustment (D)	1.00 (Target)	.80 (Below Target)	1.20 (Above Target)	1.00 (Target)

C x D = Organizational Group Pool (adjusted based on results)	$2,400,000 x 1.00 = $2,400,000	$2,000,000 x 0.80 = $1,600,000	$1,000,000 x 1.20 = $1,200,000	$0 x 1.00 = $0

STEP 3: Determine individual award based on individual performance and available organizational group/functional area funding; awards are paid from available organizational group/functional area award pool

Individual AIP Target (E)	$13,500	$13,500	$13,500	$13,500

Individual Performance Factor (F) (Range of 0 - 1.50)	0.25 (Adequate)	1.50 (Exceptional)	1.05 (Significant)	.90 (Commendable)

ExF = Individual Award	13,500 x 0.25 = $3,375 (25% of AIP target)	13,500 x 1.50 = $20,250 (150% of AIP target)	13,500 x 1.05 = $14,175 (105% of AIP target)	13,500 x .90 = $12,150 However, payout will be $0, since award pool = $0

As you can see, both Company and individual performance can significantly impact your final payout. Also, remember that the sum of individual awards for a specific organizational group/functional area must equal the funding allocated to that organizational group/functional area.

Note: If actual Company performance differs from forecasted Company performance, the American Water Board or its Designee has the right to adjust the award determination(s) and/or award payout(s) prior to final approval.

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Please discuss the AIP with your manager to ensure you clearly understand how the formula works and how your performance impacts your potential award payout.

Receiving Your AIP Award

Awards will be paid in cash in March of the year following the year in which they are earned. If you’re eligible for an award payout, please keep in mind that:

•	The payout will be based on your annual base salary as of December 13, 2010 and subject to all federal, state and local income tax withholdings.

•

The American Water Board, or its Designee, reserves the right to determine whether awards are payable to any individual or group of individuals; the Board may withhold all award payouts in certain circumstances.

Remember, it’s your performance — and your award: The contributions you make to American Water’s success throughout the year ultimately impact the size of your payout. Be sure to carefully review this brochure; then speak with your manager about the AIP and about what you can do to improve your performance and share the financial rewards of American Water’s success.

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FREQUENTLY ASKED QUESTIONS

Question	Answer
How does the plan reward performance?	The AIP allows us to differentiate and reward the performance of employees who contribute to the achievement of the Company’s goals. The 2010 AIP directly ties award payouts to measurable contributions (Company, organizational group/ functional area and individual) to American Water’s success.

Who is eligible for the AIP?	All regular, full-time exempt employees are eligible to participate. If you join American Water on or before September 30, 2010, you are also eligible to participate in the plan on a prorated basis.

What do I have to do to receive an AIP award?

Any payout will depend largely on your performance, as well as on Company, organizational group/ functional area performance (including financial and non-financial), which determines funding.

If your performance is rated “Adequate” or higher, you may receive an award payout—but only if threshold Company performance metrics have been met. If your performance rating is “Unacceptable” or “Too Soon to Rate,” you will not receive a payout. To maximize your award opportunity, it’s important to meet with your manager to establish meaningful performance goals, then work hard throughout the year to achieve those goals.

If actual Company performance differs from forecasted Company performance, the American Water Board or its Designee has the right to adjust the award determination(s) and/or award payout(s) prior to final approval.

How is my AIP target award opportunity determined? How can I find out what it is?	Your AIP target award opportunity is based on your job and expressed as a percentage of your base salary. Please see your manager to learn more about your target award opportunity for 2010.

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Question	Answer
How will my AIP award payout be calculated?

The size of the pool which funds your award is determined based on overall corporate performance and adjusted to reflect specific organizational group/functional area results. AIP funding for all eligible employees, will depend on the Company and/or organizational group/functional area achieving its non-financial as well as financial goals. Once individual awards are calculated, they are paid from the organizational group/functional area funding.

If actual Company performance differs from forecasted Company performance, the American Water Board or its Designee has the right to adjust the award determination(s) and/or award payout(s) prior to final approval.

What is the minimum and maximum that could be paid under the plan (as a percent of target)?	AIP award payouts can range from zero, to a maximum of an Individual Performance Factor of 150%. Payouts are capped at 150% of AIP target award.

Will I receive an award payout if I meet my individual performance goals but the Company does not achieve minimum (threshold) performance?	No. A pre-determined financial threshold for Company performance must be met in order for funding and any award to be provided under the AIP.

What happens if I leave American Water before I receive my award payout?	To receive the award payout, you must be actively employed with American Water on the date the payment is to be made. If you are disabled, retire, or die during the plan year, you or your beneficiary may be eligible to receive an award, prorated to reflect your service during the year.

What happens if I change job positions within American Water during the plan year?	Your award payout will be based on your base salary and target level percentage as of December 13, 2010.

This brochure is the 2010 American Water Annual Incentive Plan. The American Water Board or its Designee, whose decisions will be final and binding, will determine interpretations of the Plan. The Company reserves the right to amend, modify, or discontinue the Plan during the plan year or at any time in the future. Participation in the Plan does not convey any commitment to ongoing employment.